                                                                   EXHIBIT 10.17




November 13, 1991



Ms. Judith A. O'Reilly
4206 Fanuel Street
San Diego, CA 92109

Dear Ms. O'Reilly:

Judy, I am pleased to offer you a position in Document Sciences Corp. The position is Director, Customer Support reporting to me. Your start date is January 2, 1992 with a starting salary the same as your current Xerox salary. As an incentive, you will receive stock options to purchase 26,000 shares of Document Sciences Corp. common stock. A formal stock option plan is being developed by our attorneys and I expect completion of the plan within six months. In the meantime, I will informally and unofficially discuss the possible plan with you.

Document Sciences Corp. is a new business venture currently being supported by Xerox Technology Ventures and is subject to all the risks, uncertainties and opportunities that go with start-up ventures of this type. Document Sciences Corp. is currently operating as a majority-owned (greater than 50%) subsidiary of Xerox. In order to encourage the development of spin-out situations like Document Sciences Corp., we have developed an employment and benefits policy that is fair and is designed to encourage your move with minimum disruption.

In order that you have a clear understanding of your Document Sciences Corp. status and benefits, I have outlined them below. Please note that your entitlement to these benefits will be warranted by Xerox only for as long as Document Sciences Corp. remains a majority-owned subsidiary of Xerox.

- -        Your move to Document Sciences Corp. will be treated as a transfer from your current Xerox position. You will retain your current Xerox base salary. You will become an employee of Document Sciences Corp.

- -        As long as Document Sciences Corp. is a majority-owned subsidiary of
         Xerox, you are entitled to all current and future Xerox or Xerox subsidiary benefits as defined in the You and Xerox benefits booklet in addition to those covered in the Xerox Personnel Manual, with the exception of the following:

         - All future salary increases will be defined by Document Sciences Corp. policy. You will not be part of the Xerox MPP or MRP process.

         -        All relocation benefits will be defined by Document Sciences
                  Corp.

Ms. Judith A. O'Reilly
November 13, 1991
Page 2

         - Document Sciences Corp. employees will not be eligible for any Xerox Voluntary Reduction in Force (VRIF) Program except as authorized by Document Sciences Corp.'s CEO and approved by Document Sciences Corp.'s Board of Directors.

         - Redeployment and Severance benefits may be different than current Xerox policy.

         - Termination policy will be based upon the State of California labor laws and not Xerox corrective action procedures.

         - Certain Xerox policies and procedures may be replaced from time to time by the implementation of specific Document Sciences Corp. policies and procedures. You will be notified of any changes and subject to the revised Document Sciences Corp. policies as they are implemented.

- -        Consistent with the spirit in which you joined, Xerox, XTV, and
         Document Sciences Corp. do not, under any circumstances, guarantee you a job in Xerox or any other Xerox organization. In cases where Document Sciences Corp. continues as a viable business, all requests to pursue a position or transfer to another Xerox organization must be approved in advance by the CEO of Document Sciences Corp.

- -        If XTV or Document Sciences Corp. provides additional or supplementary benefits (e.g., stock options in Document Sciences Corp.), these additional or supplementary benefits will be instead of existing similar Xerox benefits awarded in the future (e.g. ELTIP), if the employee is eligible for those benefits.

- -        Should you return to Xerox at any time while Document Sciences Corp. is a majority-owned subsidiary of Xerox, you will do so without loss of tenure or break in service. However, there will be no retroactive contributions or awards for Xerox benefit plans while you were an employee of Document Sciences Corp.

Your entitlement to the Xerox benefits denoted above apply only as long as Document Sciences Corp. remains a majority-owned Xerox subsidiary. The forfeiture of the following Xerox benefits will occur when Document Sciences Corp. becomes a minority-owned (less than 50%) Xerox subsidiary: Health and life insurance; Profit Sharing; all other benefits in the Xerox Benefits Policy. Given the venture capital charter of XTV, there is a high probability that transition to minority ownership will occur. After that transition, employees will be subject to all subsequent Document Sciences Corp. policies an benefits. It should also be understood that employees of Document Sciences Corp. will be expected to remain with Document Sciences Corp. when such a transition occurs.

Ms. Judith A. O'Reilly
November 13, 1991
Page 3

Judy, I am looking forward to your accepting this offer and joining us in this exciting new venture. Please indicate your acceptance by signing in the space below and returning this letter to me. If you have any questions, please call.


                                                      /s/    Judith A. O'Reilly
                                                  _____________________________
                                                  Accepted:  Judith A. O'Reilly

Sincerely,

/s/  Tony N. Domit

Tony N. Domit
President and CEO
Document Sciences Corp.

TND:ssp